Exhibit 99.1

Agilent Announces Hans E. Bishop Has Stepped Down from Board of Directors

SANTA CLARA, Calif. May 23, 2024 – Agilent Technologies Inc. (NYSE: A) today announced that Hans E. Bishop, president and co-founder of Altos Labs, has stepped down from serving on Agilent’s board of directors.

Bishop joined Agilent’s board in July 2017, after holding a range of leadership positions in the pharmaceutical industry. “Hans’ extensive life science industry leadership and insight have been of great value to the board. We are grateful for his contributions over the past seven years and wish him all the best,” said Koh Boon Hwee, chairman of the board.

Bishop will continue advising Agilent and CEO Padraig McDonnell in an informal capacity. “While I regret having to step away from the board due to other commitments, I am excited about and confident in Agilent’s future under Padraig’s leadership,” said Bishop. “Agilent’s role in enhancing the efficiency and innovation of pharma and biotech companies has become even more essential in this era of rich scientific discovery.”

About Agilent Technologies
Agilent Technologies Inc. (NYSE: A) is a global leader in analytical and clinical laboratory technologies, delivering insights and innovation that help our customers bring great science to life. Agilent’s full range of solutions includes instruments, software, services, and expertise that provide trusted answers to our customers' most challenging questions. The company generated revenue of $6.83 billion in fiscal 2023 and employs approximately 18,000 people worldwide. Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, subscribe to the Agilent Newsroom. Follow Agilent on LinkedIn and Facebook.

Media Contact: Tom Beermann +1 408-386-5892 tom.beermann@agilent.com	Investor Contact: Parmeet Ahuja +1 408-345-8948 parmeet_ahuja@agilent.com